Exhibit 4.28

CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is made as of the 27th day of January 2024 (the “Effective Date”)

BETWEEN:

PLUTUS BRIDGE CAPITAL INC., a British Columbia company with an address at Suite 306 - 1110 Hamilton Street, Vancouver, BC V6B 2S2

(the “Consultant”)

AND:

XORTX THERAPEUTICS INC., an Alberta company with an address at 3710 33rd Street NW Calgary, AB T2L 2Ml

(the “Company”)

WHEREAS:

The Consultant has agreed to act as a consultant to the Company, pursuant to the terms of a Consulting Agreement, dated January 1, 2024, (the “Original Agreement”) and the parties wish to amend and restate the Original Agreement in accordance with the terms hereof;

A.	the Company is a reporting issuer, and publicly traded on the TSX Venture Exchange (the “Exchange”) under the symbol XRTX;
B.	the Company carries on the business of a drug-based biotechnology company primarily focused on orphan disease indications;
C.	the Consultant carries on the business of providing public relations services, including assisting public companies with social media management and marketing; and

D.the Company wishes to continue to engage the Consultant to provide social media marketing services to the Company in accordance with the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged by each of the parties, it is hereby agreed as follows:

1.	Engagement
1.1	Engagement

The Company hereby retains the Consultant to provide the Services set out in Section 2.1, and the Consultant hereby accepts such engagement, subject to the terms and conditions described in this Agreement and the Original Agreement is amended and restated hereby.

2.	Services
2.1	General

The Consultant shall provide the following services to the Company with the prior written approval of the Company and in compliance with all applicable securities and other laws and rules of the Exchange:

a)	use commercially reasonable efforts to increase public awareness of the Company and its products, services, and securities through online advertising campaigns;
b)	facilitating the creation and distribution and marketing materials and paid advertisements; and
c)

prepare, organize and advise on categories of activities that fall under public relations, communications and investor relations, including but not limited to, prepare, organize and advise regarding presentations, website, social media, public relation activities, investor relations, increasing finance industry and investor outreach; and

d)	all other services described in Schedule “A”, attached hereto.

(collectively, the (“Services”).

2.2	Restrictions

The Consultant shall not distribute or cause the distribution of, directly or indirectly, by any means whatsoever, any marketing materials in respect of the Company without the prior written approval of an authorized officer of the Company. The Consultant shall provide the Company with copies of any marketing materials in respect of the Company for review and approval in advance of arranging any such distribution. The Consultant shall comply with all applicable securities and other laws and rules of the Exchange in providing its services to the Company hereunder. For greater certainty, the Consultant shall not engage in any distribution or trading in any securities of the Company (as those terms are defined in applicable securities legislation) except in compliance with applicable securities and other legislation. In this regard, the Consultant acknowledges and confirms to the Company that the Consultant is not a registered under applicable securities legislation as a broker, dealer or other category of registration.

2.3	Third Parties

The Company acknowledges that the Consultant may use third party service providers that meet generally accepted industry standards in order to increase the efficiency of its social media outreach and the provision of the Services. Pursuant to Policy 3.4 of the Exchange, the Company must be informed in advance of any proposed use third party service providers for any or all of the Services pursuant to this Agreement and if the services to be provided by the third party fall within the scope of Policy 3.4, the Company will make all necessary filings with the Exchange and obtain prior Exchange approval.

In addition, the Consultant may from time to time introduce the Company to other consultants or service providers; any engagement that results from such an introduction shall be in the Company’s sole discretion and the Consultant shall not be liable to the Company for any acts or omissions attributable to any introduced party, or any marketing materials produced or distributed by any introduced party.

2.4	Independent Contractor

The parties intend that the relationship between them created under this Agreement is that of independent contractors only. The Consultant is not an employee, partner, agent or joint venturer of or with the Company. The Consultant shall retain control over the manner and means by which it provides the Services and acknowledges that the Company is not required to make, and will not make, any remittances or payments required of employers by statute on behalf of the Consultant.

2.5	Obligations

The Consultant shall devote such time and effort as may be necessary to provide the Services but is under no obligation to devote a minimum number of hours to the performance of the Services. The Consultant will provide the Services in a good and workman-like manner, to the best of the Consultant’s ability and using the Consultant’s best efforts, skill, and judgement in accordance with good and prudent business practices and in accordance with all applicable laws, rules and regulations and requirements of the Exchange.

Furthermore, the Consultant’s representatives shall have a Personal Information Form with the Exchange and will make the further declaration as a representative of the company upon execution of this agreement.

2.6	Non-Exclusivity

The Consultant’s engagement under this Agreement is non-exclusive. The Consultant is free to provide services similar to the Services to other individuals, firms, companies and businesses. In addition, the Company is free to engage in other service providers that provide services similar to those to be provided by the Consultant pursuant to this Agreement.

2.7	Limited Authority

The Company hereby authorizes the Consultant, subject to applicable laws and the other provisions of this Agreement, to do all acts and things as the Consultant may in its discretion deem necessary or desirable to enable the Consultant to provide the Services. Notwithstanding the foregoing, the Consultant shall have no authority to enter into contracts or agreements on behalf of the Company or to bind the Company in any manner whatsoever.

3.	Fees and Expenses
3.1	Initial Fee

In consideration for the provision of the Services during the Term (as defined below) and upon signing this Agreement, the Company shall provide the Consultant with a preliminary budget of USD $25,000 plus GST (the “Initial Fee”) to cover the start-up costs associated with the public relations campaign and related services (the “Initial Services”). The Consultant acknowledges and agrees that in the event that USD $25,000 worth of Services are not provided to the Company within the Term, any unused funds will be immediately returned to the Company.

3.2	Ongoing Fees

In addition to the Initial Fee and the Initial Services, the Company estimates that other Services will be required of the Consultant on a monthly basis. As compensation for the Services rendered by the Consultant pursuant to this Agreement, the Company shall pay to the Consultant a fee, as further detailed in Schedule “A” attached hereto, on the first business day of each of the months (and prorata for partial months) during the Term of this Agreement.

Other than the Initial Fee for the Initial Services, compensation for all other Services provided under this Agreement will be on a fee for service basis.

3.3	Proposed Financing

Additionally, the Consultants will, in compliance with applicable securities laws and regulations, assist the Company with its proposed prospectus supplement offering in January 2024 (the “Proposed Financing”). The Consultant coordinate introductions to potential investors of the Proposed Financing to raising a minimum amount of CAD $500,000, with the provision that the total amount of the financing would not exceed CAD $2,000,000 in the Proposed Financing, subject to regulatory approval. The Consultant will not receive any fee in connection with such coordinated services of the Proposed Financing.

The terms, size, and scope of the Investment will be further deliberated and formalized through ongoing correspondence between the Consultant and the Company, ensuring adherence to all relevant securities laws and regulations, including those stipulated by the Securities and Exchange Commission.

3.4	Expenses

The Company will promptly reimburse the Consultant for all pre-approved expenses reasonably incurred by the Consultant in providing the Services. Such reimbursement is subject to the Consultant keeping proper accounts and furnishing to the Company, within a reasonable time after the expenses are incurred, all receipts, statements and other evidence in such form as the Company may reasonably require.

The Consultant reserves the right to cease providing the Services or any related services to the Company without loss or penalty in the event that any fee or expense is not paid or reimbursed in timely manner.

4.	Documents and Materials
4.1	Access to Company Information

The Company shall promptly provide the Consultant with all information regarding the Company that the Consultant may reasonably request, including access to the Company’s social media pages and copies of financial statements, technical reports, annual information forms, news releases, material change reports, offering documents, filing statements, promotional information and other similar relevant documentation as may be reasonably necessary to allow the Consultant to perform the Services.

4.2	Delivery of Company Information to Third Parties

The parties acknowledge that, with respect to the Company and the provision of the Services, the Consultant will provide to third parties only such information and documentation with respect to the Company as has been prepared by or on behalf of the Company and/or reviewed and approved by the Company.

5.	Term and Termination
5.1	Term

The term of this Agreement (the “Term”) shall be for a period of 6 months commencing on the Effective Date, subject to extension or earlier termination as provided herein.

5.2	Extension of Term

The parties may at any time and from time to time extend the Term by mutual written agreement. Any agreement to extend the Term shall specifically address:

(a)	the length of time for which the Term shall be extended;
(b)	any new fees that may be payable under the extended Term; and
(c)	any other terms and conditions of this Agreement that the parties wish to amend.
5.3	Termination

This Agreement may be terminated by either party upon thirty (30) days written notice to the other party. If terminated by the Company under this Section, the Consultant shall be entitled to receive funds for Services rendered prior to the date of termination.

5.4	Announcements

If required by the policies of the Exchange, the Company shall promptly disseminate a press mutually agreeable release announcing the execution and delivery of this Agreement.

6.	Miscellaneous
6.1	Special Relationship

The Consultant acknowledges that the Consultant is in not an insider, affiliate or associate of the Company, as such terms are defined in applicable Canadian securities laws. In addition to the other restrictions contained in this Agreement, the Consultant will not trade any securities of the Company when the Consultant is aware of any material information or material changes concerning the Company that have not been generally disclosed to the public.

6.2	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and replaces all prior and contemporaneous commitments, obligations, agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof.

6.3	Severability

Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, that provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

6.4	Waiver and Consents

No consent, approval or waiver, express or implied, by either party, to or of any breach or default by the other party in the performance by the other party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other and shall not be construed to waive or limit the need for such consent or approval in any other instance.

6.5	Indemnification

The Company shall indemnify and hold the Consultant harmless from all losses, damages, costs, claims and lawsuits, including reasonable legal fees, which the Consultant may be required to pay or defend arising from a material misrepresentation by the Company of any information relied upon by the Consultant and which the Consultant, without knowledge of such misrepresentation, provided to any third party.

6.6	Governing Law

This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws applicable therein, and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.

6.7	Successors

This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

6.8	Assignment and Amendments

This Agreement may not be assigned. No amendment to this Agreement shall be valid unless it is evidenced by written agreement executed by the parties and approved by the Exchange.

6.9	Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or electronic transmission during normal business hours of the recipient or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the mail, postage prepaid, registered or certified mail, respectively addressed to the Company or the Consultant as follows:

To the Consultant:

Attention: Sam Eskandari

Email: sam@plutusbridge.com

To the Company:

Attention: Allen Davidoff

Email: adavidoff@xortx.com

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt thereof.

6.10	Time of the Essence

Time is of the essence of this Agreement.

6.11	Further Assurances

From time to time after the execution of this Agreement, the parties shall make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.12	Counterparts

This Agreement may be executed and delivered electronically and in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

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IN WITNESS WHEREOF this Agreement has been duly executed by the parties as of the Effective Date.

PLUTUS BRIDGE CAPITAL INC.

By:	/s/ Saman Eskandari
	Name:	Saman Eskandari
	Title:	Director

XORTX THERAPEUTICS INC.

By:	/s/ Allen Davidoff
	Name:	Allen Davidoff
	Title:	Chief Executive Officer

SCHEDULE “A”

CONTEMPLATED SERVICES PER MONTH FOR THE NEXT 6 MONTHS

•	First Month of Term: USD$5,000
o	review of Company communication strategy;
o	develop new communication and PR strategy;
o	update Company communications (website, corporate presentation); and
o	develop and coordinate new social media strategy.
•	All Remaining Months of Term: USD$4,000 / month
o	continue monitoring of public relations;
o	introduce Company to the Consultant’s to network including analysts, brokers, family offices and prospective investors;
o	assist with news releases;
o	assist with social media posts;
o	consult and coordinate potential service providers; and
o	coordinate public relations, investor relations activities.